Exhibit 99.1
Globecomm Systems Reports Fiscal 2011 Third Quarter and
Record Nine-Month Financial Results
HAUPPAUGE, N.Y.—(BUSINESS WIRE)—May 9, 2011— Globecomm Systems Inc. (NASDAQ:GCOM), a leading global provider of communications solutions and services, today announced financial results for the fiscal 2011 third quarter and nine months ended March 31, 2011. Globecomm is reporting its financial results on a generally accepted accounting principles (GAAP) basis as well as adjusted EBITDA and adjusted diluted net income per common share, both non-GAAP financial measures, for which the Company provides detailed reconciliations on the attached tables. The following are highlights:
•	Service revenues for the quarter increased 35.1% to $46.0 million as compared to $34.0 million in the same period last year. For the nine months ended March 31, 2011, service revenue increased 41.5% to a record $136.2 million as compared to $96.2 million in the same period last year.

•	Consolidated revenues for the quarter increased 18.3% to $62.5 million as compared to $52.8 million in the same period last year.

•	GAAP earnings per diluted share for the quarter increased 133% to $0.14 as compared to $0.06 in the same period last year. Adjusted diluted net income per common share increased 89% to $0.17 as compared to $0.09 in the same period last year.

•	Adjusted EBITDA for the quarter increased 66.9% to a record $9.2 million as compared to $5.5 million in the same period last year.
Fiscal Year 2011 Third Quarter Results
Revenues for the Company’s fiscal 2011 third quarter increased 18.3% to $62.5 million as compared to $52.8 million in the same period last year. Revenues from service increased 35.1% to $46.0 million, as compared to $34.0 million in the same period last year. The increase in service revenue was primarily driven by organic growth in the access service offering in the government marketplace, coupled with the Company’s acquisition of C2C and Evocomm, which combined contributed net $3.2 million. Revenue from infrastructure solutions decreased 12.0% to $16.5 million as compared to $18.8 million in the same period last year. The Company is experiencing a shift in its infrastructure business from numerous smaller orders to ones that are larger and include various milestones which affect revenue recognition. This may result in more significant quarter-to-quarter shifts in revenues from this segment in the future. The Company expects an increase in revenues from this segment in the fiscal 2011 fourth quarter as a result of this shift.
Net income for the Company’s fiscal 2011 third quarter increased to $3.0 million or $0.14 per diluted share as compared to net income of $1.2 million, or $0.06 per diluted share in the same period last year. During the fiscal 2011 third quarter, the Company recorded the following adjustments:
•	Non-recurring acquisition expenses of $0.5 million ($0.02 per share) relating to the acquisition of ComSource announced on April 8, 2011.

•	A $0.4 million ($0.02 per share) charge for the change in fair value of the earn-out as a result of the better than anticipated performance of the previously announced acquisition of C2C and Evocomm.

•	A non-recurring tax credit of $0.3 million ($0.01 per share) related to research and development tax credits for fiscal years 2005 and 2010.
Excluding these net charges, the Company’s adjusted diluted net income per common share increased 89% to $0.17 as compared to $0.09 in the same period last year.

Adjusted EBITDA for the third quarter of fiscal 2011 increased 66.9% to $9.2 million compared to $5.5 million in the same period last year.
Fiscal Year 2011 Nine Month Results
Revenues for the Company’s fiscal 2011 nine months ended March 31, 2011 increased 18.0% to a record $185.9 million as compared to $157.6 million in the same period last year. Revenues from services increased 41.5% to a record $136.2 million as compared to $96.2 million in the same period last year. The increase in service revenue was primarily driven by organic growth in the access service offering in the government marketplace, coupled with the Company’s acquisition of C2C and Evocomm, which combined contributed net $12.6 million. Revenues from infrastructure solutions decreased 18.9% to $49.8 million as compared to $61.4 million in the same period last year. The decrease in infrastructure solution revenues was primarily caused by the timing of revenue milestones and by the global economic slowdown resulting in government and commercial customers and prospects delaying projects. The Company expects a significant increase in fourth quarter infrastructure segment revenues as compared to the third quarter due to the timing of revenue milestones.
Net income for the Company’s first nine months of fiscal 2011 increased 75.7% to $6.8 million, or $0.31 per diluted share, compared to net income of $3.9 million, or $0.19 per diluted share, in the same period last year. During the fiscal 2011 nine months ended March 31, 2011 the Company recorded the following adjustments:
•	Non-recurring acquisition expenses of $0.5 million ($0.02 per share) relating to the acquisition of ComSource announced on April 8, 2011.

•	A $2.5 million ($0.12) charge for the change in fair value of the earn-out as a result of the better than anticipated performance of the previously announced acquisition of C2C and Evocomm. C2C and Evocomm are reaching higher earnings results than the Company’s original forecasts, therefore the Company’s expectations for reaching future earn-out targets have been adjusted accordingly.

•	Non-recurring tax credit of $0.7 million ($0.03 per share) related to research and development tax credits for fiscal years 2005 and 2010.
Excluding these net charges, the Company’s adjusted diluted net income per common share increased 90.9% to $0.42 as compared to $0.22 in the same period last year.
Adjusted EBITDA for the first nine months of fiscal 2011 increased 70.5% to $23.7 million compared to $13.9 million in the same period past year.
Management’s Review of Results and Expectations
David Hershberg, Chairman and CEO, said “A strong third quarter was followed by the acquisition of ComSource, the largest acquisition in the Company’s history, in early April. We are very excited about adding ComSource to the Globecomm family as the Company continues to position itself to capitalize on explosive trends in the wireless marketplace. The proliferation of 4G and LTE networks, coupled with the rapid adoption rates of smart phones and tablets are driving trends such as advanced switch programming, software compliance solutions, network extension and security. ComSource will complement Globecomm’s existing wireless capabilities and we are excited about the potential to address some of the industry’s needs.” Mr. Hershberg continued, “Globecomm anticipates a strong finish to fiscal 2011 and the Company’s existing and growing service base positions the Company for continued growth for the forseeable future. The balance sheet remains strong and provides ample liquidity.”
Keith Hall, President and COO, added “I am very pleased with our team’s execution and our overall financial performance. These results are highlighted by our services segment which continues to exceed expectations, driving both our top and bottom lines. Our wireless and media market initiatives are gaining traction and we continue to add strong revenue diversity to complement our robust Government sector. The ComSource acquisition, completed in Q4, was an important milestone as Globecomm continues its expansion outside satellite-centric applications. Globecomm intends to continue to utilize acquisitions to help diversify our capability portfolio, including developing new market verticals, further expanding our global reach and building breadth to our technology capabilities. I look forward to a strong closing of the year with improving infrastructure revenues which will set the stage for fiscal 2012.”
Management’s Current Expectations for the Fiscal Year Ending June 30, 2011
Globecomm currently expects the following financial results for the fiscal year 2011:

•	Consolidated revenues to be between $270 and $280 million, down from $280 to $295 million.

•	Service segment revenues to be between $185 and $190 million, up from $180 to $185 million.

•	GAAP diluted net income per common share to be between $0.43 and $0.47, down from $0.50 to $0.55. We continue to expect adjusted diluted net income per common share to be between $0.57 and $0.62 for fiscal 2011.

•	We continue to expect adjusted EBITDA to be between $31 and $33 million.
The reduction in GAAP income per share is primarily due to closing costs and amortization of intangibles expenses related to acquisition of ComSource closed in early April. The reduction in consolidated revenue guidance is primarily due to further delays in achieving revenue milestones on a major infrastructure contract. The increase in service guidance is primarily related to a full quarter of financial results from Comsource.
Non-GAAP Measures
Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision for income taxes, depreciation, amortization expense, non-cash stock compensation expense, acquisition costs and earn-out fair value adjustments. Globecomm believes this provides greater transparency by helping illustrate comparability between current and prior periods. Under a new accounting pronouncement on business combinations, effective in fiscal 2010 for the Company, acquisition-related transaction expenses are required to be expensed rather than capitalized, and changes to the fair value of earn-out payments must be recognized in earnings. Therefore, the exclusion of acquisition costs and the earn-out fair value adjustments in the Adjusted EBITDA calculation provides better comparability.
Adjusted EBITDA does not represent cash flows as defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Because adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, the Company also uses adjusted EBITDA in measuring performance relative to that of our competitors and in evaluating acquisition opportunities. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Reconciliation between GAAP net income and adjusted EBITDA is provided in a table immediately following the Condensed Consolidated Balance Sheets.
Reconciliation of adjusted diluted net income per common share excludes acquisition related transaction expenses, earn-out fair value adjustments and non-recurring tax adjustments. These amounts are not in accordance with GAAP. However, Globecomm believes this measure provides greater transparency by helping illustrate comparability between current and prior periods. Under the new accounting pronouncement on business combinations, effective in fiscal 2010 for the Company, acquisition related transaction expenses are required to be expenses rather than capitalized, and changes to the earn-out fair value adjustments are required to be expensed rather than capitalized and therefore the exclusion of the earn-out fair value adjustments is a non-GAAP measure that provides better comparability of results. The non-recurring tax adjustment relates to research and development tax credits for fiscal 2005 and 2010, therefore they have been excluded as a non-GAAP measure to provide better comparability of results.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions.
About Globecomm Systems
Globecomm Systems Inc., or Globecomm, is a leading global provider of satellite-based managed network solutions. Employing our expertise in emerging communication technologies we are able to offer a comprehensive suite of system integration, system products, and network services enabling a complete end-to-end solution for our customers. We believe our integrated approach of in-house design and engineering expertise combined with a world-class global network and our 24 by 7 network operating centers provides us a unique competitive advantage. We are now taking this value proposition to selective vertical markets, including government, wireless, media, enterprise, and maritime. As a network solution provider we leverage our global network to provide customers managed access services to the United States Internet backbone, video content, the public switched telephone network or their corporate headquarters, or government offices. We currently have customers for which we are providing such services in the United States, Europe, South America, Africa, the Middle East, and Asia.
Based in Hauppauge, New York, Globecomm also maintains offices in Maryland, New Jersey, Virginia, the Netherlands, South Africa, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse to our security holders.
We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions ''Risk Factors’’ and ''Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.
CONTACT: Globecomm Systems Inc.
David Hershberg, 631-231-9800
Investor Relations:
Matthew Byron, 631-457-1301
Fax: 631-231-1557
info@globecommsystems.com
www.globecommsystems.com.
SOURCE: Globecomm Systems Inc.
-Financial tables follow-
Globecomm Systems Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2011	2010	2011	2010

Revenues from services	$45,963	$34,018	$136,159	$96,196
Revenues from infrastructure solutions	16,520	18,782	49,771	61,362

Total revenues	62,483	52,800	185,930	157,558

Costs and operating expenses:
Costs from services	31,691	24,822	95,768	70,907
Costs from infrastructure solutions	12,866	14,853	40,073	50,486
Selling and marketing	4,251	3,943	12,928	10,817
Research and development	723	760	2,732	2,272
General and administrative	7,547	6,478	20,533	17,209
Earn-out fair value adjustments	400	23	2,549	23

Total costs and operating expenses	57,478	50,879	174,583	151,714

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2011	2010	2011	2010

Income from operations	5,005	1,921	11,347	5,844

Interest income	44	58	144	326
Interest (expense)	(69)	(27)	(218)	(27)

Income before income taxes	4,980	1,952	11,273	6,143

Provision for income taxes	1,992	707	4,443	2,256

Net income	$2,988	$1,245	$6,830	$3,887

Basic net income per common share	$0.14	$0.06	$0.32	$0.19

Diluted net income per common share	$0.14	$0.06	$0.31	$0.19

Weighted-average shares used in the calculation of basic net income per common share	21,442	20,601	21,230	20,466

Weighted-average shares used in the calculation of diluted net income per common share	22,104	21,030	21,830	20,884

Globecomm Systems Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	June 30,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,521	$42,863
Restricted cash	5,028	5,025
Accounts receivable, net	55,515	49,222
Inventories	47,445	34,486
Prepaid expenses and other current assets	5,372	3,100
Deferred income taxes	1,603	1,602

Total current assets	154,484	136,298
Fixed assets, net	39,447	37,839
Goodwill	40,594	40,594
Intangibles, net	14,542	16,196
Deferred income taxes	3,679	7,635
Other assets	2,232	2,148

Total assets	$254,978	$240,710

Liabilities and Stockholders’ Equity
Current liabilities	$64,696	$59,586
Other liabilities	801	2,443
Long term debt	7,500	9,375
Deferred income taxes	2,203	2,203
Total stockholders’ equity	179,778	167,103

Total liabilities and stockholders’ equity	$254,978	$240,710

Reconciliation of Net Income to adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2011	2010	2011	2010

Net income	$2,988	$1,245	$6,830	$3,887
Adjustments:
Interest (income)	(44)	(58)	(144)	(326)
Interest expense	69	27	218	27
Earn-out fair value adjustments	400	23	2,549	23
Provision for income taxes	1,992	707	4,443	2,256
Depreciation and amortization	2,505	1,970	6,832	5,391
Stock compensation expense	797	640	2,513	1,704
Acquisition related costs	462	940	462	940

Adjusted EBITDA	$9,169	5,494	$23,703	$13,902

Globecomm Systems Inc.
Reconciliation of adjusted diluted Net Income per common share
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2011	2010	2011	2010

Diluted net income per common share	$0.14	$0.06	$0.31	$0.19
Acquisition related costs (A)	0.02	0.03	0.02	0.03
Earn-out fair value adjustments (B)	0.02	—	0.12	—
Non-recurring tax adjustments (C)	(0.01)	—	(0.03)	—

Adjusted diluted net income per common share	$0.17	$0.09	$0.42	$0.22

(A)	Amount represents acquisition costs thru March 31, 2011 of approximately $0.5 million related to the Company’s acquisition of ComSource (announced on April 8, 2011) for the three and nine months ended March 31, 2011 and acquisition costs of approximately $0.9 million related to the Company’s acquisition of C2C/Evocomm for the three and nine months ended March 31, 2010.

(B)	Amount represents an increase in fair value of the earn-out of the C2C/Evocomm acquisition. This increase is primarily due to C2C/Evocomm performing better than our original forecasts based on current and future anticipated results.

(C)	Amount represents non-recurring tax adjustment related to research and development tax credits for fiscal years 2005 and 2010.